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                                                                    Exhibit 1(a)


                           METLIFE PORTFOLIOS, INC.

                            ARTICLES SUPPLEMENTARY

       METLIFE PORTFOLIOS, INC., a Maryland Corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Articles V, Paragraph (a) of the Charter of the Corporation, the Board of Directors has duly reclassified all of the 100,000,000 shares of the Corporation's authorized capital stock previously classified as Common Stock of the MetLife Money Market Fund as shares of capital stock without designation of class or series.

       SECOND: (a) Pursuant to authority expressly vested in the Board of Directors of the Corporation by Articles V, Paragraph (a) of the Charter of the Corporation, the Board of Directors has duly divided and classified the unissued shares of Common Stock of the MetLife International Equity Fund as Class A shares Class B shares and Class D shares. The shares of Common Stock of the MetLife International Equity Fund currently issued and outstanding shall be referred to as Class C Shares.

            (b) Pursuant to authority expressly vested in the Board of Directors of the Corporation by Articles V, Paragraph (a) of the Charter of the Corporation, the Board of Directors has duly divided and classified the unissued shares of Common Stock of the MetLife International Fixed Income Fund as Class A shares, Class B shares and Class D shares. The shares of Common Stock of the MetLife International Fixed Income Fund currently issued and outstanding shall be referred to as Class C shares.

           (c) The MetLife International Equity Fund and the Metlife International Fixed Income Fund are hereinafter referred to individually as a "Fund". The number of authorized Class A, Class B, Class C and Class D shares of the MetLife International Equity Fund and the Metlife International Fixed Income Fund shall consist, in the case of each such class, of the sum of (x) the issued and outstanding shares of that class and (y) one-fourth of the authorized but unissued shares of that Fund of all such classes; provided, however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C and Class D shares of the MetLife International Equity Fund and the MetLife International Fixed Income Fund shall not exceed the authorized number of shares of that Fund (i.e, until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law, 100,000,000 shares of the MetLife International Equity Fund and 100,000,000 shares of the MetLife International Fixed Income Fund, as the case may be).
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       THIRD: (a) The terms of the Class C shares of the MetLife International
Equity Fund and the MetLife International Fixed Income Fund are set forth in the Charter of the Corporation. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A, Class B and Class D shares of the MetLife International Equity Fund and the MetLife International Fixed Income fund are as hereinafter set forth.

            (b) The Class A, Class B, Class C and Class D shares of the MetLife International Equity Fund and the MetLife International Fixed Income Fund shall represent the same interest in that Fund and have identical voting, dividend, liquidation and other rights, provided, however, that notwithstanding anything in the Charter of the Corporation to the contrary:

            (1) the Class A shares may be issued and sold subject to such front-end sales load as the Board of Directors shall from time to time establish in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), the terms of any exemptive order granted by the Securities and Exchange Commission (the "Commission") pursuant to the 1940 Act, any applicable state securities or blue sky laws or regulations, and applicable rules and regulations the National Association of Securities Dealers, Inc. (the "NASD");

            (2) the Class B and Class D shares may be issued and sold subject to such different contingent deferred sales charges as the Board of Directors shall from time to time establish in accordance with the 1940 Act, the terms of any exemptive order granted by the Commission pursuant to the 1940 Act, and applicable rules and regulations of the NASD;

            (3) expenses related solely to a particular class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however, designated) shall be borne by that class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value of, or the dividends and distributions on, the shares of that class;

            (4) except as otherwise provided hereinafter, not later than the tenth day of the month following the month in which the eighth anniversary of the purchase occurred, such Class B shares (as well as a pro rata portion of any Class B shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B shares held by such holder) shall automatically convert to Class A shares of the same Fund on the basis of the respective current net asset value per share of the Class B shares and the Class A shares of that Fund on the conversion date; provided, however, that any conversion of Class B shares shall be subject to the continuing availability of an opinion of counsel to the effect that (i) the assessment of the higher distribution fees or transfer agency costs with respect in Class B shares does not result in the Corporation's dividends or distributions constituting "preferred dividends" under the Internal Revenue Code of 1986, as amended, and
(ii) such conversion does not constitute a taxable event under federal income tax law, and the
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Board of Directors, in its sole discretion, amy suspend the conversion of Class
B shares if such opinion is no longer available;

            (5) the holders of shares of a particular class shall be entitled to vote as a separate class as to any matter with respect to which a separate vote of the holders of the class is required by the 1940 Act, the terms of any exemptive order granted by the Commission pursuant to the 1940 Act, or the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in paragraph (3) above) and, except as required otherwise by the 1940 Act, the terms of any exemptive order granted by the Commission pursuant to the 1940 Act, or the Maryland General Corporation Law, the holders of shares of a particular class shall not be entitle to vote as to any matter which does not affect the interest of that class; and

            (6) the Class A, Class B, Class C and Class D shares may have such different exchange privileges as may be provided by the Board of Directors,

       FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

       IN WITNESS WHEREOF, METLIFE PORTFOLIOS, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on November 18, 1993.


                                               METLIFE PORTFOLIOS, INC

                                               By: /s/ Jeffrey J. Hodgman
                                                   ----------------------
                                                       Jeffrey J. Hodgman
                                                       President

Attest:

    /s/ Patricia S. Worthington
    ---------------------------
    Patricia S. Worthington
    Assistant Secretary



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        THE UNDERSIGNED, President of MetLife Portfolios, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges, in the same and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therin with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

                                               /s/ Jeffrey J. Hodgman
                                               ----------------------
                                                   Jeffrey J. Hodgman